                                                                      Exhibit 12


                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                         (Dollar Amounts in Thousands)


                                                    Three Months
                                                 Ended December 31,
                                               ---------------------
                                                 1996         1995
                                               --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest              $ 75,760     $ 87,177
  Income taxes                                   50,507       58,118
                                               --------     --------
  Income before income taxes and
    minority interest                           126,267      145,295
  Consolidated interest expense                  47,094       43,390
  Interest expense related to
    proportionate share of 50% owned
    unconsolidated affiliates                     9,258        5,356
  Portion of rents representing the
    interest factor                               8,648        8,594
  Less-Equity in earnings of affiliates
    less than 50% owned                             848          838
                                               --------     --------
          Total                                $190,419     $201,797
                                               ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                 $ 49,951     $ 47,194
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned unconsolidated
    affiliates                                    9,258        5,633
  Portion of rents representing the
    interest factor                               8,648        8,594
                                               --------     --------
          Total                                $ 67,857     $ 61,421
                                               ========     ========
Ratio of Earnings to Fixed Charges                 2.81         3.29
                                               ========     ========